Exhibit 23(h)(5)
AGREEMENT
TO WAIVE FEES AND REIMBURSE EXPENSES
DAVIS INTERNATIONAL FUND
CLASS A, B, C, Y SHARES
THIS AGREEMENT is made this _8th day of December, 2009, between Davis New York Venture Fund, Inc, a Maryland corporation (“DNYVF”) and Davis Selected Advisers, L.P., a limited partnership organized under the laws of Colorado (“DSA”).
RECITALS:
WHEREAS, DNYVF is a registered open-end management investment company with four authorized series (Davis New York Venture Fund, Davis Research Fund, Davis Global Fund, and Davis International Fund); and
WHEREAS, DNYVF and DSA have entered into an agreement dated September 19, 2006 whereby DSA agreed to waive fees and reimburse expenses for Davis International Fund Class A, B, and C, shares; and
WHEREAS, Davis International Fund intends to offers four Classes of shares to the public (A, B, C and Y,); and
WHEREAS, DSA serves as the investment adviser for DNYVF; and
WHEREAS, both DNYVF and DSA agree it is important that the actual expenses of Davis International Fund not exceed a specified percentage (Class A shares: 1.30%, Class B shares: 2.30%, Class C shares: 2.30%, Class Y shares: 1.05% of net assets on an annual basis;.
NOW, THEREFORE, the parties hereby agree as follows:
1. Terminate Former Agreement The Agreement dated September 19, 2006 is hereby terminated by mutual consent.
2. Expense Caps. DSA agrees to waive fees and reimburse the expenses of each authorized Class of shares of Davis International Fund to the extent it is necessary to ensure that the actual expense incurred by any authorized Class of shares, after recognizing the benefits of custody or other credits. fee waivers and expense reimbursements, not exceed (Class A shares: 1.30%, Class B shares: 2.30%, Class C shares: 2.30%, Class Y shares; 1.05%) of net assets.
1.	Duration of Agreement This Agreement shall be effective for an initial period beginning on the date above stated and ending on March 1, 2010. This Agreement shall automatically renew for additional one year periods if not terminated, in writing, by either party before March 1st of each year.
IN WITNESS WHEREOF, the parties have duly executed and sealed this Agreement, all as of the date first written above.
Davis New York Venture Fund, Inc.

By:
Doug Haines
Vice President
Davis Selected Advisers, L.P.
By Davis Investments, LLC (General Partner)

By:
Thomas Tays
Vice President